Exhibit 99.1

Amphenol	News Release

World Headquarters

358 Hall Avenue

P. O. Box 5030

Wallingford, CT 06492-7530

Telephone (203) 265-8900

FOR IMMEDIATE RELEASE

For Further Information:

Diana G. Reardon	Hazel Stevenson
Amphenol	Camarco — advisors to FCI
Executive Vice President
and Chief Financial Officer
203-265-8630	+44-7986 009-720
www.amphenol.com	www.fci.com

AMPHENOL CORPORATION HAS ENTERED INTO EXCLUSIVE NEGOTIATIONS TO ACQUIRE FCI Asia Pte Ltd

Wallingford, Connecticut.  June 29, 2015.  Amphenol Corporation (NYSE-APH) announced today that it has entered into exclusive negotiations and has made a binding offer to acquire 100% of the shares of FCI Asia Pte Ltd (FCI) for $1.275 billion (subject to a closing adjustment).  FCI is a global leader in interconnect solutions for the telecom, datacom, wireless communications and industrial markets. FCI, headquartered in Singapore and owned by affiliates of Bain Capital, is expected to have 2015 sales and an adjusted EBITDA margin of approximately $600 million and 20%, respectively.  FCI employs approximately 7,400 people worldwide.

“We are extremely pleased by the prospect of adding FCI and their talented employees to the Amphenol family,” said R. Adam Norwitt, Amphenol’s President and CEO.  “FCI has enormous technological capabilities in the development of high-speed, input-output, power and miniaturized interconnect products.  FCI’s strong offering will allow us to deliver a much wider range of high technology solutions to our respective customers in a broad array of end markets.  In addition, we are excited about the possibilities created by the combination of Amphenol’s strong operating discipline and FCI’s advanced technologies and look forward to working together with FCI’s experienced management team to drive superior operating performance in the future.  Consistent with our acquisition strategy and assuming a continuation of current economic conditions, we expect the FCI acquisition to be accretive to earnings per share in the first year post acquisition, excluding acquisition related costs”.

Completion of the transaction is subject to customary regulatory consents and approvals and acceptance of the binding offer by the seller, which can only occur after consultations with certain of FCI’s worker councils.  Amphenol expects to finance the acquisition through a combination of cash and debt and expects the transaction to close by the end of 2015.

Amphenol Corporation is one of the world’s largest designers, manufacturers and marketers of electrical, electronic and fiber optic connectors, interconnect systems, antennas, sensors and sensor-based products and coaxial and high-speed specialty cable.  Amphenol designs, manufactures and assembles its products at facilities in the Americas, Europe, Asia, Australia and Africa and sells its products through its own global sales force, independent representatives and a global network of electronics distributors.  Amphenol has a diversified presence as a leader in high growth areas of the interconnect market including:  Automotive, Broadband Communications, Commercial Aerospace, Industrial, Information Technology and Data Communications, Military, Mobile Devices and Mobile Networks.

Statements in this press release which are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws.  While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated.  Please refer to Part I, Item 1A of the Company’s Form 10-K for the year ended December 31, 2014, for some factors that could cause the actual results to differ from estimates.  In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.

Non-GAAP Measures:

The adjusted EBITDA margin amount for FCI that is described in the first paragraph of this release is a non-GAAP measure and should not be considered a replacement for GAAP results. Adjusted EBITDA represents net income before interest expense, interest income, income taxes, depreciation and amortization and non- recurring items.  EBITDA is not intended to represent FCI’s results of operations accordance with GAAP and should not be considered a substitute for net income or any other operating measure prepared in accordance with GAAP.